Exhibit 10.6

January 30, 2014

Dear Mir,

This letter confirms and restates the terms of your employment with Coupons.com Incorporated (“Coupons.com” or the “Company”) as our Chief Financial Officer & Chief Operating Officer in effect as of the date of this offer letter (the “Offer Letter”). This position reports to Steven Boal in the Mountain View, CA office and your compensation package includes the following:

1.

A total annualized base salary of $450,000.00, paid on a semi-monthly basis, less all applicable withholding and deductions. Currently, the Company’s salary payroll dates are the 15th and the last working day of each month.

2.	The opportunity to earn an annual, discretionary bonus of up to fifty percent (50%) of your base salary (less all applicable withholding and deductions). This bonus is based upon your successful completion of objectives (which will be mutually agreed upon with you during your first ninety 90 days), your overall performance and the Company’s overall performance. The bonus will be prorated to your start date and will be guaranteed for the 2013 year ending December 31, 2013.

3.	A benefits package (subject to eligibility) which includes medical, dental, and vision coverage. You may also be eligible to participate in Coupons.com’s 401(k) plan, which currently includes a company match of up to $6,000.00 annually.

4.	On November 14, 2013, the Board of Directors of the Company granted you restricted stock units (the “RSUs”) to acquire 959,932 shares of Coupons.com’s Common Stock (the “RSU Award”), subject to the terms and conditions applicable to awards granted under Coupons.com’s 2006 Stock Plan (“Plan”), as described in the Plan and the applicable award agreement. Vesting requires satisfaction of two requirements: a service requirement and the occurrence of a liquidity event. First, the service requirement will be satisfied as to twenty-five percent (25%) of the RSU Award on the one (1) year anniversary of October 24, 2013 (the “Vesting Commencement Date”), and as to twenty-five percent (25%) of the RSU Award each year thereafter on the same day of the year as the Vesting Commencement Date, as further described in the Plan and the applicable award agreement. However, no portion of the RSU Award will vest until the earlier to occur of: (i) the date that is the earlier of (X) six (6) months after the effective date of an initial public offering of the Company’s securities (“IPO”) or (Y) March 15 of the calendar year following the year in which the IPO was declared effective; and (ii) the date of a Change in Control; (any of the foregoing (i) and (ii) being an “Initial Vesting Event”). At the time of the Initial Vesting Event, the RSUs will be settled, that is shares will be delivered to you, calculated based on the number of years you were employed from the Vesting Commencement Date through the date of settlement even if you are no longer employed on the date of settlement, as further described in the Plan and the applicable award agreement. After the Initial Vesting Event, you will continue to vest as set forth above as long as you remain employed by Coupons.com.

5.	On November 14, 2013, the Board of Directors of the Company granted you an option to purchase 959,932 shares of Coupons.com’s common stock (“Option”) at an exercise price per share of $3.46. The Option will be subject to the terms and conditions applicable to options granted under the Plan, as described in the Plan and the applicable stock option agreement. Twenty-five percent (25%) of the shares subject to the Option vest on the one (1) year anniversary of your employment start date or other vesting commencement date, as determined by the Board of Directors (the “Vesting Commencement Date”), and one forty-eighth (1/48) of the shares subject to the Option shall vest each month thereafter on the same day of the month as the Vesting Commencement Date, as further described in the Plan and the applicable stock option agreement.

6.	The Option and RSU Award will be subject to “Double Trigger” acceleration of vesting of one hundred percent (100%) of any unvested RSUs and one hundred percent (100%) of any unvested shares subject to the Option in the event of a (X) Change of Control (as defined in the plan) and (Y) either termination of your employment without cause (as defined in Exhibit A attached hereto) or your resignation for Good Reason (as defined in Exhibit A attached hereto) that occurs within the twelve (12) month period following or the three month period prior to a Change of Control (as defined in the Plan).

7.	If Coupons.com terminates your employment without Cause or you resign for Good Reason (as defined in Exhibit A hereto) then, subject to your executing and not revoking a standard form of release of claims with Coupons.com so that such release becomes effective on or before the sixtieth (60th) day following your separation from service (the “60th Post-Separation Day”), complying with all applicable sections of Coupons.com’s At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, and complying with your agreement that you will not engage in any business or activity that is in any way competitive with the business or proposed business of Coupons.com for one (1) year following the termination of employment (as discussed in more detail below), then you shall be entitled to the following severance benefits:

a.	Acceleration of vesting of twenty five percent (25%) of the total RSU Award;

b.	Acceleration of vesting of twenty five percent (25%) of the total Option;

c.	Payment of one (1) year of salary (less applicable withholdings and deductions), payable on a monthly basis, commencing with the first normal payroll date of the Company on or following the 60th Post-Separation Day, and

d.	The same level of health coverage (i.e.: medical, vision, dental) and benefits as in effect for you, and, if applicable, your dependents, on the day immediately preceding the termination date for a one (1) year period provided, however, that (A) you constitute a qualified beneficiary, as defined in Section 4980B(g)(l) of the Internal Revenue Code of 1986, as amended (the “Code”); and (B) you elect continuation coverage pursuant to COBRA within the time period prescribed pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Coupons.com shall reimburse your COBRA premiums for up to twelve (12) months from the termination date, or until you obtain substantially similar coverage under another employer’s group insurance plan. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that such reimbursement of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of reimbursing the COBRA premiums, the Company, in its sole discretion, may elect to instead pay you on the first day of each month of such one-year period on which you would otherwise be entitled to a COBRA premium reimbursement, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”). You may, but are not obligated to, use such Special Severance Payment toward the cost of COBRA premiums.

8.

You will be eligible to receive a one-time sign-on bonus in the amount of $100,000.00, which will be payable to you in the payroll period following your thirtieth (30th) day of employment with the Company, subject to applicable withholding and deductions. If you leave the Company other than for Good Reason or if your employment is terminated for Cause within one (1) year of your first day of employment with the Company, you will be required to reimburse the Company for a pro-rated amount of your sign-on bonus, payable within five (5) business days of your last day of employment with the Company.

9.	Compliance with Section 409A. It is the intention of the Company that all payments and benefits under this Offer Letter shall be made and provided in a manner that is either exempt from or intended to avoid taxation under Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”), to the extent applicable. Any ambiguity in this Offer Letter shall be interpreted to comply with Section 409A or an exemption therefrom. To the extent Section 409A applies to any payment or benefit hereunder:

a.	Each amount or benefit payable pursuant to this Offer Letter shall be deemed a separate payment for purposes of Section 409A.

b.	For all purposes under this Offer Letter, any form of the word “termination” (e.g. “terminated”) with respect to your employment, shall mean a separation from service within the meaning of Section 409A and the regulations thereunder.

c.	Neither you nor the Company shall have the right to accelerate or defer the delivery of any payments or benefits under this Offer Letter except to the extent specifically permitted or required by Section 409.

d.	Notwithstanding anything in this Offer Letter to the contrary, in the event the stock of the Company is publicly traded on an established securities market or otherwise and you are a “specified employee” (as determined under the Company’s administrative procedure for such determinations, in accordance with Section 409A) at the time of your termination of employment, any payments under this Offer Letter that are deemed to be deferred compensation subject to Section 409A shall not be paid or commence payment until the earlier of (i) the date of your death or (ii) the first day following the six (6) month anniversary of the date of your termination of employment. If the payment of any amounts under this Offer Letter are delayed as a result of the previous sentence, on the first day following the end of the six (6) month period, the Company shall pay you a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to you under this Offer Letter during such six (6) month period. To the extent permitted under Section 409A, any separate payment or benefit under this Offer Letter or otherwise shall not be “deferred compensation” subject to Section 409A and the six-month delay provided in this clause (c), to the extent provided in the exceptions in Treasury Regulation 1.409A-1(b)(4) and (b)(9) and any other applicable exception or provisions under Section 409A.

e.	All reimbursements and in-kind benefits provided under this Offer Letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A. All expenses or other reimbursements paid pursuant to this Offer Letter that are taxable income to the Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that, the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.”

f.	The Company intends that income provided to you pursuant to this Offer Letter will not be subject to taxation under Section 409A. However, the Company does not guarantee any particular tax effect for income provided to you pursuant to this Offer Letter. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to you, the Company shall not be responsible for the payment of any taxes, penalties, interest, costs, fees, including attorneys’ fees, or other liability incurred by you in connection with compensation paid or provided to you pursuant to this Offer Letter.

10.	We also do have conditions of employment (many legally mandated), a few of which we need to highlight for you in this letter.

a.

We require a fully signed and executed At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement. This was previously provided to you, and, your signed copy will be provided to you on or after your last day of employment. In addition, by signing this letter, you confirm that you are under no contractual or other obligations that would prohibit you from, or that would conflict or that are inconsistent with your performing your duties with Coupons.com. Lastly, we fully expect that you will comply with any prior employers’ agreements of this nature or any other obligations you may have to a former employer or otherwise.

b.	All employment with Coupons.com is “at-will,” meaning that either you or Coupons.com may terminate your employment at any time and for any reason or for no reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and Coupons.com regarding this term. Although your job duties, title, compensation and benefits, as well as Coupons.com’s policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and Coupons.com’s Chief Executive Officer.

c.	During the period that you are employed by Coupons.com, and during a one (1) year transition period (“Transition Period”) following the termination of your employment with Coupons.com without Cause or for Good Reason, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of Coupons.com. During the Transition Period, you will no longer be employed by Coupons.com; however, you agree to make yourself available for reasonable consultation for purposes of transitioning your job duties in exchange for the severance benefits being provided. The Transition Period will not prevent you from seeking or obtaining alternative employment, provided it is not competitive with the business or proposed business of Coupons.com. You must disclose to Coupons.com in writing any other employment, business or activity that you are associated with or participate in that competes with Coupons.com. You may not assist any other person or organization in competing with Coupons.com or in preparing to engage in competition with the business or proposed business of Coupons.com at any time during your employment or the Transition Period. Failure to comply with these requirements could result in termination for cause or the denial/cessation of severance benefits.

This Offer Letter supersedes and replaces any prior understanding or agreements, whether oral, written or implied, between you and Coupons.com regarding the matters described in this letter. The changes to this Offer Letter do not affect your previous execution of the Company’s At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement. This Offer Letter and the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement constitute the entire agreement between you and the Company regarding the matters described in this letter.

Very truly yours,

COUPONS.COM INCORPORATED

/s/ Steven R. Boal
By:	Steven R. Boal
Title:	President & CEO

I have read and hereby accept and confirm this restated Offer Letter:

/s/ Mir Aamir

Signature of Mir Aamir

Dated:	2-18-2014

Exhibit A

The term “Cause” shall mean (i) unauthorized use or disclosure of the confidential information or trade secrets of Coupons.com which is injurious to Coupons.com, (ii) any breach of your employment offer letter, the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement between you and Coupons.com, or any other agreement between you and Coupons.com (iii) conviction of, or a plea of “guilty” or “no contest” to, a felony under the law of the United States or any state, (iv) willful misconduct which is injurious to Coupons.com, or (v) gross negligence in the performance of duties assigned to you, provided that you have been given written notice of such gross negligence by Coupons.com and you fail to cure such gross negligence within twenty (20) days of such notice.

The term “Good Reason” shall mean voluntary termination by you of your status as a Service Provider that occurs within seventy-five (75) days after the occurrence (without your express written consent) of any of the following: (i) a material reduction in your authority, duties or responsibilities, relative to your authority, duties and responsibilities in Coupons.com prior to such reduction; (ii) a reduction of more than ten percent (10%) in your base salary as in effect immediately prior to such reduction, unless such reduction is part of a Coupons.com-wide reduction for similarly situated persons; or (iii) a requirement by Coupons.com that you regularly work out of an office location that is more than fifty (50) miles from your then-current primary location of employment; provided, however, that a termination will not be deemed to be for “Good Reason” unless you have first provided Coupons.com with prior written notice of the circumstance that you believe constitutes a basis for “Good Reason” for termination within forty-five (45) days of the occurrence of such circumstance and provided Coupons.com receives at least thirty (30) days to cure such circumstance.

The term “Service Provider” shall have the meaning set forth in Coupons.com’s 2006 Stock Plan.

5